EXHIBIT 99.9

Execution Copy

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 17, 2022, by and among Nayax Ltd., a company organized under the laws of the State of Israel (“Parent”), OTI merger Sub Ltd., a company organized under the laws of the state of Israel and a wholly owned subsidiary of Parent (“Merger Sub”), and Jerry l. Ivy, Jr. Descendants’ Trust(“Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, On Track Innovations Ltd., a company organized under the laws of the State of Israel (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”); and

WHEREAS, as of the date hereof, Shareholder is the beneficial owner of 24,468,205 Company Ordinary Shares (the “Shareholder Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreements of Shareholder.

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Shareholder shall vote all Shareholder Shares (or cause the holder of record to vote all Shareholder Shares) or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter Documents or other action that prevents, impedes, interferes with, delays, or postpones the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto.

(b) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) grant any proxies or enter into a voting agreement or power of attorney with respect to any Shareholder Shares, or (iii) agree (whether in writing or not) to take any of the actions referred to in the foregoing clauses of this Section 1(b).

(c) No Solicitation. Shareholder shall immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Shareholder. From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not, directly or indirectly (i) solicit, or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal. In addition, from the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall promptly advise Parent, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Shareholder in respect of any Takeover Proposal.

2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by Shareholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Shareholder and no further action on the part of Shareholder is necessary to authorize the execution and delivery by Shareholder of this Agreement or the performance by Shareholder of its obligations under this Agreement. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(b) Consents and Approvals; No Violations. No consents or approvals of, or registrations with, any Governmental Entity are necessary for the performance by Shareholder of its obligations under this Agreement. Neither the execution and delivery of this Agreement by Shareholder, nor the performance by Shareholder with its obligations under this Agreement, will (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Shareholder or the Shareholder Shares, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the Shareholder Shares under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Shareholder is a party.

(c) Ownership of Shares. Shareholder beneficially owns all of the Shareholder Shares. Shareholder owns all of the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States). Without limiting the foregoing, except for restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, Shareholder has sole voting power and sole power of disposition with respect to all Shareholder Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto and no Person other than Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares. As of the date hereof, Shareholder does not own, beneficially or of record, any securities of the Company other than the Shareholder Shares.

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3. Termination. This Agreement shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; and (c) the amendment of the Merger Agreement, without the prior written consent of Shareholder, in a manner that affects the economics or material terms of the Merger Agreement in a manner that is adverse to the Company or its shareholders (including with respect to the reduction of or the imposition of any restriction on Shareholder’s right to receive the Merger Consideration, or any reduction in the amount or change in the form of the Merger Consideration); and (d) the extension of the Termination Date, without the prior written consent of Shareholder.

3A. Adverse Recommendation. In the event of Company Adverse Recommendation Change, as such term is defined in the Merger Agreement, (a) if a majority of the shares present at the meeting (in person or by proxy), excluding the Shareholder, are voted in favor of the approval of the Merger, the Shareholder’s votes shall be cast in favor of the Merger, and (b) if a majority of the shares present at the meeting (in person or by proxy), excluding the Shareholder, are voted against the Merger, this Agreement shall terminate, and the Shareholder shall be free to cast his votes as he deems fit, it being clarified that the provisions of this Section 3A are in addition to the termination provisions of Section 3 of this Agreement.

4. Miscellaneous.

(a) Defined terms. Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement.

(b) Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by Shareholder in its capacity as owner of the Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.3 of the Merger Agreement.

(c) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(d) Exemption. Except in cases of fraud or willful misconduct, Parent and its affiliates exempt the Shareholder from any liability to the extent relating to the approval of the transactions contemplated under the Merger Agreement and the Loan Agreement. Furthermore, notwithstanding Section 5.4 to the Merger Agreement, and in particular section 5.4(f) thereto, it is hereby clarified that: (a) the obligation of Parent and Merger Sub in Section 5(b) shall apply, in addition, to indemnification agreements of former directors (regardless of whether or not such agreements where made available to Parent), as well as to indemnification arrangements as provided in the Company’s Articles of Association applying to former directors, so that such agreements and arrangements shall survive the Merger and shall continue in full force and effect; and (b) for purposes of Sections 5.4 (c)-(e) the term D&O Indemnified Parties shall mean also to include former directors of the Company.

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(e) Release and Waiver. Upon the occurrence of the Closing of the Merger Agreement and as to which agreement Shareholder voted (or has an obligation to vote) in accordance with Section 1(a) hereof, the Shareholder releases the Company and waives any representations, warranties, covenants, or rights that may have survived under any agreement or instrument between the Shareholder and the Company, including the information rights and pre-emptive rights granted to the Shareholder under that certain Share Purchase Agreement dated December 23, 2019 by and among the Shareholder, the Company and the other investors named therein.

(f) Additional Shares. Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify Parent of the number of Company Ordinary Shares, if any, as to which Shareholder acquires record or beneficial ownership after the date hereof. Any Company Ordinary Shares as to which Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Ordinary Shares, the number of Company Ordinary Shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Company Ordinary Shares or other voting securities of the Company issued to Shareholder in connection therewith.

(g) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(h) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(i) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

(j) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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(k) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(l) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(m) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(n) Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Sub, to:

Nayax Ltd.

3 Arik Einstein St.

Herzliya 465907, Israel

Attention: Michael Galai, michaelg@nayax.com

with a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman

Herzog Tower

6 Yitzhak Sade St.

Tel Aviv, 6777506, Israel

Attention: Nir Dash, dashn@herzoglaw.co.il

Ron Ben-Menachem, ron@herzoglaw.co.il

if to Shareholder, to:

Jerry Ivy,

1003 Lake ST S #301

Kirkland WA 98033, USA

Attention: jlivy@msn.com

with a copy (which shall not constitute notice) to:

a.	FBC & Co.
146 Menachem Begin Rd. Tel Aviv 6492103, Israel Attention: Yoram Shiv, yshiv@fbclawyers.com

b.	Mark R. Beatty, Esq.
10900 N.E. 4th Street, Suite 1850 Bellevue, WA 98004, USA Email: mark@markbeatty.law

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or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(n) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Governing Law; Enforcement; Jurisdiction.This Agreement shall be governed by, and construed in accordance with, the laws of the state of Israel, applicable to contracts executed in and to be performed entirely within that State. The competent courts in Tel Aviv – Jaffa district shall have exclusive jurisdiction over any dispute or claim arising in connection with or as a result of this Agreement, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such court.

[signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

NAYAX LTD.

Signature:	//s// Yair Nechmad	//s// David Ben Avi
Name:	Yair Nechmad	David Ben Avi
Title:	CEO	Cofounder & CTO

OTI MERGER SUB LTD.

Signature:	//s// Michael Galai
Name:	Michael Galai
Title:	Director

JERRY L. IVY, JR DESCENDANTS’ TRUST

Signature:	//s// Jerry Ivy
Name:	Jerry Ivy
Title:	Trustee

[signature page to Voting and Support Agreement]

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